Exhibit 99.2

BELDEN INC.

THERMAX AND RAYDEX RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items including asset impairments, purchase accounting effects related to acquisitions, revenue and cost of sales deferrals, severance and other restructuring costs, gains (losses) recognized on the disposal of tangible assets, amortization of intangible assets, gains (losses) on debt extinguishment, and other costs. We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

Unaudited quarterly operating results of Thermax and Raydex on a GAAP and Non-GAAP basis are presented below.

In 000’s, except percentages and per share amounts

	Three Months Ended				Year Ended	Three Months Ended
	April 3, 3011	July 3, 2011	October 2, 2011	December 31, 2011	December 31, 2011	April 1, 2012	July 1, 2012	September 30, 2012
Revenues	$23,405	$25,419	$27,901	$23,041	$99,766	$24,691	$25,824	$25,133
GAAP operating income	$5,045	$4,765	$5,677	$6,313	$21,800	$7,452	$5,956	$4,405
Amortization of intangible assets	156	156	155	156	623	151	155	152
Severance and other restructuring costs	—	—	—	—	—	—	—	94

Total operating income adjustments	156	156	155	156	623	151	155	246

Adjusted operating income	$5,201	$4,921	$5,832	$6,469	$22,423	$7,603	$6,111	$4,651

	22.2%	19.4%	20.9%	28.1%	22.5%	30.8%	23.7%	18.5%
GAAP net income	$3,169	$2,993	$3,567	$4,216	$13,945	$4,925	$3,936	$2,912
Operating income adjustments	156	156	155	156	623	151	155	246
Tax effect of adjustments	(58)	(58)	(58)	(56)	(230)	(51)	(52)	(83)

Adjusted net income	$3,267	$3,091	$3,665	$4,316	$14,339	$5,025	$4,039	$3,075

GAAP net income per diluted share	$0.07	$0.06	$0.07	$0.09	$0.29	$0.10	$0.09	$0.07
Adjusted net income per diluted share	$0.07	$0.06	$0.08	$0.09	$0.30	$0.11	$0.09	$0.07
GAAP diluted weighted average shares	48,330	48,414	48,244	47,415	48,104	46,938	46,305	44,787